Exhibit 99.1
WELLSTONE FILTERS ANNOUNCES 2006 RESULTS
     DURHAM, N.C., July 31, 2006, /PRNewswire-FirstCall/ — Wellstone Filters, Inc. (the Company) (OTC Bulletin Board: WFLT — News) a developer, producer and distributor of branded tobacco products and innovative tobacco filter technology, today announced financial results for its three and six months ended June 30, 2006.
For the three and six months ended June 30, 2006, the Company reported revenues of $167,000 and $216,000. The Company did not generate any revenues in the comparable prior year periods. Revenues for our second quarter of fiscal 2006 increased by $118,000 or 241% in comparison to our first quarter of fiscal 2006. The first quarter of fiscal 2006 represents our first quarter of commercial shipments of our tobacco products. The increase is primarily attributable to the expansion of our distribution network and adoption of our tobacco products by consumers.
Our net loss for the three months ended June 30, 2006 was $648,000 as compared to $494,000 for the comparable prior year period, an increase of $154,000 or 31.2%. This increase is primarily a result of the ramp up in marketing and sales costs for product distribution. Our net loss for the six months ended June 30, 2006 was $1,231,000 as compared to $5,614,000 for the comparable prior year period, a decrease of $4,383,000 or 78.1%. The decrease in net loss is primarily attributable to costs associated with consulting and legal services of $4,590,000 in the six months ended June 30, 2005 which were not experienced in the six months ended June 30, 2006. Our net loss per share for the three months ended June 30, 2006 was $0.06 per basic and diluted share as compared to $0.05 per share for the comparable prior year period. Our net loss per share for the six months ended June 30, 2006 was $0.12 per basic and diluted share as compared $0.54 per share for the comparable prior year period, a $0.42 per share improvement.
L. Jeremiah Hand, President and CEO of Wellstone Filters, commented, “We are pleased at the continued success in our rollout of the Wellstone branded cigarettes. We believe we are making good progress in establishing ourselves in the Southeastern states and Southern California. We are also engaged in negotiations with several other important distribution relationships to provide us opportunities to further penetrate the domestic markets.”
About Wellstone Filters
The Company is engaged in the development, marketing and distribution of a proprietary cigarette filter technology and tobacco products distributed under the Wellstone Filters brand. Currently, Wellstone’s family of branded cigarettes includes Wellstone Red, Wellstone Smooth Blue, and Wellstone Menthol, all of which come in King Size and 100’s. Wellstone believes it may be the first ultra-premium cigarette available at a value price that combines a patented filter and premium tobacco blend providing a rich, smooth tasting cigarette. Wellstone does not represent that its patented filter makes for a safer cigarette and emphasizes that no cigarette is safe. This press release or any other corporate communication by Wellstone, its management, directors, employees, agents or representatives is not intended to induce any person or persons to purchase Wellstone tobacco products or any other tobacco products.
Licensed direct buying accounts can place orders for Wellstone Filters branded products by calling 866-456-9827 or by email at sales@lowertar.com. For further details on the Company and its products please visit the Company’s website at www.wellstonefilters.com.
Wellstone Filters believes that this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties. Such statements are based on management’s current expectations and are subject to facts that could cause results to differ materially from the forward-looking statements. For further information you are encouraged to review Wellstone Filters’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the period ended December 31, 2005, and Quarterly Report on Form 10-QSB for the period ended March 31, 2006. The Company will file its 10-QSB for the period ending June 30, 2006 on or before August 15, 2006. The Company assumes no obligation to update the information contained in this press release.
For further information contact:
Wellstone Filters, Inc.
336-597-8300
www.wellstonefilters.com

Financial Highlights
Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2006	2005	2006	2005
Revenues	$167,000	$—	$216,000	$—
Cost of sales	192,000	—	232,000	—

Gross margin	(25,000)	—	(16,000)	—

Operating expenses:
Research and development	—	—		67,000
Selling, general and administrative	467,000	350,000	905,000	5,260,000

	467,000	350,000	905,000	5,327,000

Loss from operations	(492,000)	(350,000)	(921,000)	(5,327,000)
Interest expense	(156,000)	(144,000)	(310,000)	(287,000)

Net loss	$(648,000)	$(494,000)	$(1,231,000)	$(5,614,000)

Net loss per common share, basic and diluted	$(0.06)	$(0.05)	$(0.12)	$(0.54)

Shares used in computing net loss per common share, basic and diluted	10,433,760	10,399,520	10,425,760	10,316,640

Balance Sheet (Unaudited)

	June 30,	December 31,
	2006	2005
Cash and cash equivalents	$42,000	$233,000
Accounts receivable	221,000	—
Inventories	592,000	392,000
Current assets	854,000	625,000
Total assets	864,000	639,000
Working capital	(1,851,000)	(1,400,000)
Total debt	2,097,000	1,092,000
Stockholders’ deficit	(2,590,000)	(1,387,000)